Exhibit FILING FEES.

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Abraxas Petroleum Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)(2)	Proposed Maximum Offering Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(c) and 457(h)	1,109,607	$1.75	$1,941,812.25	0.0000927	$180.01
Total Offering Amounts					$1,941,812,25		$180.01
Total Fee Offsets(4)							-
Net Fee Due							$180.01

(1)   Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an additional indeterminate amount of additional shares of Common Stock offered or sold pursuant to the Incentive Plans described herein, which may become issuable to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, and other anti-dilution provisions, and an indeterminate amount of interests to be offered or sold pursuant to the Incentive Plans.

(2)   Represents the registration of 1,053,639 shares of Common Stock issuable under the Employee Plan and 55,968 shares of Common Stock issuable under the Directors Plan.

(3)   Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant’s Common Stock as quoted on the OTCQX on May 12, 2022, which date is within five business days prior to filing this Registration Statement.

(4)   The registrant is not relying on Rule 457(p) to offset some or all of the filing fee due.